Exhibit B

Joint Filing Agreement

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Schedule 13G (including any and all amendments thereto) with respect to shares of common stock of Banks.com, Inc., and further agree that this Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that, no party is responsible for the completeness or accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

In evidence thereof the undersigned, being duly authorized, hereby execute this Agreement this 8th day of February, 2008.

The Daniel Michael O’Donnell and Kimberly Linn O’Donnell AB Living Trust

By:	/s/ Daniel O’Donnell
Name:	Daniel O’Donnell, Trustee

By:	/s/ Kimberly O’Donnell
Name:	Kimberly O’Donnell, Trustee

By:	/s/ Daniel O’Donnell
Name:	Daniel O’Donnell
(Individual)